EXHIBIT 99.1

Hutchinson Technology Appoints Mark Jelkin to Vice President of Engineering

HUTCHINSON, Minn., April 8, 2014 (GLOBE NEWSWIRE) -- Hutchinson Technology Incorporated (Nasdaq:HTCH) announced today that it has appointed Mark Jelkin as the company's vice president of engineering. In this position Jelkin will be responsible for setting technology strategy, overseeing product and process development, and directing the company's global engineering functions. The company also announced that its Chief Technology Officer Scott Schaefer will retire effective June 7, 2014, after 35 years with the company.

Jelkin joined Hutchinson Technology in 1988 and has held a variety of engineering leadership positions. He has been the company's director of engineering and program development since 2006. Prior to that, he held management positions in process definition, program development, manufacturing engineering, and design. Jelkin holds both a bachelor's and master's degree in mechanical engineering from the South Dakota School of Mines and Technology.

"Mark has an in-depth understanding of our technology, products, and processes, along with extensive experience working with our customers on program development," said Hutchinson Technology's president and chief executive officer Rick Penn. "He has a proven track record in developing product solutions, delivering process technology, and bringing new products to volume production. We welcome him to our executive team and look forward to his global technical leadership."

"I want to thank Scott for his many years of service and for his contributions as our technology leader," continued Penn. "He successfully led numerous technology initiatives and was instrumental in establishing our suspension assembly technology leadership position. We wish him the best in his retirement."

About Hutchinson Technology

Hutchinson Technology is a global technology leader committed to creating value by developing solutions to critical customer problems. As a key worldwide supplier of suspension assemblies for disk drives, the company's products help customers improve overall disk drive performance and meet the demands of an ever-expanding digital universe.

CONTACT: INVESTOR CONTACT:
         Chuck Ives
         Hutchinson Technology Inc.
         320-587-1605

         MEDIA CONTACT:
         Connie Pautz
         Hutchinson Technology Inc.
         320-587-1823